LEASE AGREEMENT


                           Concerning Commercial Space


                                     between


Unternehmensgruppe Roland Ernst
Aufbaugesellschaft Taubenstrasse GdbR, consisting of
RE-Gesellschaft zur Planung der Beseitigung und Verwertung von Reststoffen mbH & Co. KG,
VGO Verwaltungsgesellschaft mbH & Co. Beteiligungs KG,
Vangerowstrasse 16/1
69115 Heidelberg

represented by Mr. Roland Ernst

                                                     (hereinafter, the "Lessor")

                                       and

ADVANCED TECHNOLOGY INDUSTRIES LTD
Taubenstrasse 20
10117 Berlin

represented by Mr. Hans-Joachim Skrobanek private address: Wiesbadener Strasse 17a
12309 Berlin

                                                     (hereinafter, the "Lessee")

                                    Contents

Recitals ..................................................................... 3
ss.  1  Subject-Premises and Purpose of Lease ................................ 3
ss.  2  Rent ................................................................. 4
ss.  3  Escalator Clause ..................................................... 5
ss.  4  Ancillary Costs ...................................................... 6
ss.  5  Term, Delivery and Termination ....................................... 7
ss.  6  Early Termination of Term ............................................ 7
ss.  7  Subletting ........................................................... 8
ss.  8  Maintenance; Interior Decorative Repairs ............................. 9
ss.  9  Warranty and Liability of Lessor .....................................10
ss. 10  Liability of Lessee ..................................................10
ss. 11  Insurance ............................................................11
ss. 12  Structural Alterations Before and During Term of Lease ...............11
ss. 13  Advertising Installations ............................................13
ss. 14  Access to the Subject-Premises by the Lessor .........................13
ss. 15  Cessation of Term of Lease ...........................................13
ss. 16  Legal Succession .....................................................15
ss. 17  Protection from Competition ..........................................15
ss. 18  Security Deposit .....................................................15
ss. 19  Lessors Lien .........................................................16
ss. 20  Sale of Subject-Premises .............................................16
ss. 21  Final Provisions .....................................................16

RECITALS

WHEREAS, the Lessor is owner of the property and the building thereupon located at Taubenstrasse 20 in Berlin-Mitte; WHEREAS, the Lessee has inspected the building; WHEREAS, the Lessee is therefore aware of the location, condition and furnishings of the building;

NOW, THEREFORE, the Parties hereby agree as follows:


ss. 1    SUBJECT-PREMISES AND PURPOSE OF LEASE

1) The Lessor hereby leases to the Lessee from the above-mentioned building those building components/spaces which are circled in red on the attached plans (Annex 1).

2) The Lessee shall be entitled to use commonly with the other lessees those spaces and building components which are provided jointly by the Lessor to some or all lessees (such as the entranceway, lobby, elevator anterooms, etc. ("functional spaces and trafficways")).

3) The exact location and the structural design and furnishing of the subject-premises are evident from the plans attached as Annex 1 hereto.

         The Lessor shall be entitled, however, even during the term of lease to undertake alterations which are based on administrative conditions or are technically required or advisable and which only immaterially prejudice the fitness for use and the quality standards of the subject-premises.

4) The subject-premises are hereby exclusively leased to be used as office and administrative space and for the ancillary purposes associated therewith, such as archiving, etc. (purpose of lease).

5) In light of the fact that the Lessor has opted for turnover tax, the Lessee hereby warrants that the Lessee is an entrepreneur in the terms of the provisions of tax law. The Lessee must therefore guarantee that the subject-premises are only used for turnover which does not exclude the deduction of input tax. The subject-premises may be used for tax-free turnover at most to an extent which is non-prejudicial to the exercise of the option in accordance with the applicable provisions of tax law (currently a maximum of 5% pursuant to the writing of Federal Ministry of Economics of 24 November 1997) ("insignificance threshold"). The Lessee must furnish proof to the Lessor of the observance of these conditions prior to 31 March of the following year by presenting a corresponding written confirmation from its tax advisor and independent auditor for the preceding year. The Lessee must compensate the Lessor for any damage arising from the breach of this duty, particularly in accordance with ss. 9(2) of the Turnover Tax Act.

ss. 2    RENT

1) The monthly rent, advance payment for ancillary costs and turnover tax shall amount to DM 10,088.15. This figure is computed as follows:

         Office space                          approx. 191.97 m2 @ CM             DM  7,486.83
                                               39.00 per m2

         Underground parking garage space      1 parking space @ DM 250.00        DM    250.00

         Advance payment for ancillary costs   191.97 m2 @ DM 5.00 per m2         DM    959.85
         -------------------------------------------------------------------------------------
         Subtotal                                                                 DM  8,696.68

         Plus applicable turnover tax                                             DM  1,391.47
         (currently 16%)

          Total                                                                   DM 10,088.15

         The leased space shall be the net floor space pursuant to DIN 277, i.e., the principal and ancillary usable space, the trafficways less the elevator shafts and ramps, and the functional spaces, insofar as space of individual technical operating facilities of the user are concerned. The structural surface area of non-fixed walls shall likewise represent leased space.

2) The Lessee must pay the applicable turnover tax on the rent and (advance payments for) ancillary costs.

3) The rent plus the ancillary costs and turnover tax shall be due prior to the third business day of each month at the latest and shall be payable in advance without any charges onto the following bank account of the Lessor:

         Bank:                   Bayer. Hypo Vereinsbank Augsburg
         Account Holder:         Aufbaugesellschaft Taubenstrasse GdbR
         Account No.:            2266172
         Bank Code:              72020070

         The credit entry of the amount to the bank account of the Lessor shall be decisive for the timeliness of the payment.

4) Incoming payments which are not sufficient to redeem all outstanding claims of the Lessor shall initially offset interest, then ancillary costs (first the older and then the more recent ones) and finally the basic rent (first the older and then the more recent rent) in accordance with ss. 366 of the Civil Code, even if the Lessee determines another redemption upon payment.

5) In the event the Lessee is in default in payment, the Lessor shall be entitled to invoice interest as of the due date until the date the payment is received at a rate of 5% above the respectively applicable discount rate of the German Bundesbank in addition to a flat rate for payment reminder costs of DM 10.00. Each Party hereby reserves the right to prove higher or lower damage.

6) The Lessee may only set off the rent with uncontested counterclaims or counterclaims recognized by non-appealable judgment or assert a retention right in relation to such claims provided the Lessee gives written notice of the exercise of such rights at least one month prior to the due date of the affected rent. The limitation of the retention right in accordance with Sentence 1 above shall only apply to counterclaims directed towards payment. The above limitations on setoff and retention rights shall apply even after the cessation of the term of lease until the delivery of the subject-premises to the Lessor.

7) In the event of the introduction of the euro, the Lessee hereby agrees to render the payments owed from this Agreement exclusively in euros, if the Lessee is requested by the Lessor to do so upon observance of a notice period of two months. Until such date, payments within the transition period are to be rendered exclusively in Deutsche marks.


ss. 3    ESCALATOR CLAUSE

         The rent shall be secured as follows:

1) In the event the cost-of-living index for all private households in Germany (base year 1995 = 100) published by the Federal Statistics Office increases or decreases by 10 points or more from the commencement of the term of lease or the level after the effective date of the most recent change, the rent shall increase or decrease accordingly. The rent shall change automatically effective on the first of the month after the occurrence of the element of change. The consequences of default shall only take effect provided the Lessor in the case of an increase or the Lessee in the case of a decrease has notified the change in writing and presented a calculation.

2) The Lessor in the case of an increase and the Lessee in the case of a decrease must notify the change and present a calculation. In the event no notice is provided or is not provided in due time, such shall not signify a waiver of the adjustment. The modified rent amount is then to be paid retroactively; any reduced amount is to be reimbursed retroactively. However, the Parties shall first be in default after the respective settlement statement has been received and a payment reminder issued.

3) The Parties are aware that this escalator clause requires the approval of the state central bank. The approval is to be obtained by the Lessor.

4) Should the state central bank not approve this clause, the Parties hereby agree in the event of a change in the cost-of-living index of 10 points or more compared to the level at the commencement of this Agreement or the most recent rent adjustment to reach an agreement on the rent adjustment which corresponds to the result of the adjustment in accordance with the cost-of living index.

5) In the event the agreed-upon cost-of-living index is discontinued, particularly in relation to the introduction of the euro, that cost-of-living index then applicable which is comparable to the index agreed upon here shall then be considered as agreed upon. The Lessor shall be entitled to specify the corresponding index and to undertake the conversion in a suitable fashion. Section 315 of the Civil Code shall be applicable in this regard. The above Nos. 1 to 5 shall apply accordingly.


ss. 4    ANCILLARY COSTS

1) The Lessee shall bear all operating costs incurred on the subject-premises and prorated operating costs (Paragraph 6 below) incurred on the other components of the property and overall building pursuant to Annex 3 to ss. 72(1) of the Second Regulation on the Calculation of Costs, which is attached as Annex 2 to this Agreement, as amended upon the date the costs are incurred. The Lessee shall also bear those ancillary costs which are incurred on the common facilities outside the overall building. The heating costs shall also include the costs of any ventilation and air-conditioning systems.

         The Lessee shall moreover bear the following ancillary costs: costs of continuous surveillance, the lockup services, and the reception personnel (doorperson, etc.), including the costs of the spaces necessary for such services and the costs of the systems installed in this regard, e.g., telephone, loudspeaker, code/card, door/closet and alarm systems; costs of the commercial and technical administration in the amount of 3% of the applicable net rent without heating costs; the costs of maintenance in accordance with ss. 8 hereof and the interior decorative costs for common spaces in accordance with ss. 1(2) hereof and common facilities outside the overall building.

2) In the event public charges are newly introduced or other costs relating to the management of the subject-premises arise for the first time or are increased directly or indirectly, such costs may likewise be invoiced by the Lessor as appears fair from the date such are incurred in accordance with the provisions agreed upon herein.

3) If possible, the Lessee must conclude in its own name and for its own account any utility agreements relating to heating, electricity, water and telephone for the spaces used alone by the Lessee.

4) Those ancillary costs which are not incurred under Paragraph 3 above shall be settled by the Lessor on a quarterly basis. The Lessee shall be allowed to inspect the settlement documents. The Lessee must assert any objections against the settlement to the Lessor in writing within one month after receipt of the settlement statement; otherwise, the settlement statement shall be considered as approved, provided the Lessor has referred to this legal consequence when sending the settlement statement.

5) The Lessee must pay the advance payment on the ancillary costs agreed upon in ss. 2(1) hereof, which shall correspond to the foreseeable costs. The Lessor shall be entitled to adjust the amount of such advance payment in accordance with the settlement of the actually incurred costs and redetermine for the future as appears fair the type of settlement for the ancillary costs or individual items of the ancillary costs, except for the heating and hot water costs. Any subsequent payments or reimbursements related to the advance payments rendered by the Lessee are to be made after the settlement pursuant to Paragraph 4 above.

6) The Heating Costs Regulation shall apply with regard to the allocation criterion related to hot water and heating costs. Otherwise, the ancillary costs from the Lessee are to be borne on a prorated basis in the ratio of the leased space to the total leased space of the overall building. In the event ancillary costs relate to the Lessee alone or to one or more lessees jointly, such costs are to be paid by the Lessee alone or on a prorated basis in relation to the respective leased space of the affected lessee.


ss. 5    TERM, DELIVERY AND TERMINATION

1)       The term shall commence on 1 March 2000 and cease on 28 February 2005.

2) The delivery must be made in conformance with the plans attached as Annex I hereto and otherwise in the current conditions. The Lessee hereby acknowledges such conditions as conforming to this Agreement.

         A delivery record is to be created upon the delivery; any variations from the conditions owed pursuant to this Agreement and any defects are to be recorded therein. Arrangements related to the remedy of defects are moreover to be reached.

3) The Lessee shall be granted a renewal option of five years beyond the fixed term at the conditions of this Lease Agreement. In the event the Lessee desires to avail itself of the respective option, the Lessee must notify the Lessor thereof in writing 12 months prior to the expiration of the fixed term or option period. In the event the option is not validly exercised, all option rights shall be extinguished.

4) In the event the lease relation is not terminated with notice of 12 months effective from the expiration of the fixed term or option period by either Party in writing, the lease relation shall automatically be extended for an indefinite period of time and may then be terminated in writing upon notice of 12 months effective from the end of any quarter.

5) Unless the Parties agree otherwise, the Lessor shall not be obligated to restore the subject-premises in the event of the complete destruction or the destruction of any material portion thereof.


ss. 6    EARLY TERMINATION OF TERM

1) Apart from the grounds for termination stipulated by law, the Lessor shall be entitled to terminate the lease relation without notice for good cause. "Good cause" shall exist particularly in the event:

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

         a) the Lessee subleases the subject-premises, even though the conditions in ss. 7 hereof have not been met;

         b) the Lessee does not use the subject-premises in accordance with the purpose of lease and continues the use in breach hereof even after a warning by the Lessor;

         c) bankruptcy or composition proceedings regarding the Lessee's assets are initiated, the petition for bankruptcy or composition is not withdrawn within three weeks or the initiation of bankruptcy or composition proceedings is refused due to a lack of assets, whereby the Lessee is obligated to immediately inform the Lessor regarding any petition for bankruptcy or composition;

         d) the Lessee relinquishes the pursuit of activity subject to turnover tax or earns more than merely an insignificant amount of turnover exempted from turnover tax, unless the Lessee proves that the Lessor will not derive any disadvantages from this, e.g., in accordance with ss. 9(2) of the Turnover Tax Act.

2) In the event the lease relation ceases as a result of termination without notice by the Lessor, the Lessee shall be liable for the damage incurred by the Lessor therefrom, particularly for the fact that the subject-premises cannot be leased after the Lessee has moved out or can only be leased at a lower rent.


ss. 7    SUBLETTING

1) The Lessee may only sublet or transfer the use of the subject-premises or components thereof within the framework of the purpose of lease in accordance with ss. 1 hereof and only provided the Lessor is notified thereof by the Lessee prior to the conclusion of the sublease agreement by presenting the planned sublease agreement. The Lessor hereby reserves the right to oppose the sublet in any specific case in the event good cause exists to do so in the person of the sublessee or the business operations thereof (protection from competition); "good cause" shall exist particularly if the sublessee does not exercise any activity subject to turnover tax or earns more than merely an insignificant amount of turnover which is exempted from turnover tax, unless the Lessee proves that the Lessor will not derive any disadvantages therefrom, e.g., in accordance with ss. 9(2) of the Turnover Tax Act.

2) In the event of any subletting of the subject-premises or components thereof, the Lessee hereby agrees in advance to terminate the lease relation by mutual agreement upon the Lessor's request. The Lessor shall simultaneously be entitled to subrogate the Lessee in the latter's lease relation with the sublessee. The Lessee hereby agrees to contractually obligate the sublessee to continue the contractual relation with the Lessor upon the latter's request.

         Alternatively, the Lessor may waive this right prior to the conclusion of the sublease agreement and request the Lessee to pay the Lessor as additional rent 50% of the sublease rent exceeding the rent.

3) In the event of any subletting or transfer of use to third parties, the Lessee shall assign to the Lessor the claims to which the Lessee is entitled vis-a-vis the sublessee or the third party as security for all claims of the Lessor from this Agreement.


ss. 8    MAINTENANCE; INTERIOR DECORATIVE REPAIRS

1) The Lessor shall be responsible for the maintenance and servicing of the subject-premises. The Lessee shall be entitled with the Lessor's approval and obligated upon the request thereof to issue maintenance and servicing orders relating to the interior spaces of the subject-premises in the Lessees own name and for its own account.

2) Subject to Paragraph 3 below, however, the Lessee shall only bear the costs of maintenance and servicing of the subject-premises and the maintenance measures for the overall building on a prorated basis pursuant to ss. 4(6) hereof, provided the conditions of the subject-premises and the overall building were unobjectionable upon the delivery date and the maintenance measures have been occasioned by the agreed-upon use.

3) The Lessor shall bear the maintenance costs for the roofing, the structural components (such as outside walls, bearing inside walls, supports and foundations of the building) and the facade, except for the glass in the windows and the mounts pertaining thereto or other movable mechanical parts, and all outside doors (even rolling grates), entry doors, revolving door installations, etc. The Lessor shall further bear the costs of the complete exchange of technical systems, in the event such can no longer be maintained from a financial point of view through repairs or similar measures.

4) In the event the costs for remedying damage for which the Lessee is not responsible and which is not attributable to the Lessee's scope of risk exceed one monthly rent within one year of lease, the Lessor shall bear the excess amount.

5) In the event warranty claims of the Lessor exist vis-a-vis parties involved in the construction of the subject-premises, the Lessor shall be obligated to assert such claims.

6) The Lessee must conduct at its own cost the necessary interior decorative repairs at normal temporal intervals, depending on the degree of wear and tear or damage. Interior decorative repairs shall also include the renovation of textile floor coverings and, if necessary, the renovation/sanding and sealing of wooden floors (parquet).

7) Prior to setting up technical systems which are capable of disturbing third parties or jeopardizing the subject-premises, the overall building or the property due to the effects emitted thereby, the Lessee must obtain the Lessor's approval and present the relevant legal provisions.

8) If and insofar as the Lessee intends to handle materials in the subject-premises which are suited to harm health or the environment, the Lessee shall be obligated vis-a-vis the Lessor to observe all relevant legal provisions for handling such hazardous substances and to release the Lessor from all risks and administrative claims related thereto. The above provisions shall apply accordingly in the event any material which originally appears to be unobjectionable later proves to be a hazardous substance. The Lessee shall be obligated to prove to the Lessor the conclusion and maintenance of adequate liability coverage.


ss. 9    WARRANTY AND LIABILITY OF LESSOR

1) Any damage compensation claims of the Lessee against the Lessor due to any defect of the subject-premises may only be asserted if such defects are based on negligent breach of a material contractual duty or on any intentional or grossly negligent breach of contract by the Lessor or the vicarious agents thereof or on the absence of any warranted feature of the subject-premises.

2) Moreover, the Lessor shall be liable to the degree to which the damage is compensated by an insurance company or can be successfully asserted against any other third party.

3) The Lessor shall not be liable: for the supply of energy, such as heat, electricity and water, by the corresponding utility providers, unless the Lessor is responsible for the shutdown of the above-mentioned supplies; for the existence of the scope of use of the driveway, the service road or other trafficways to the subject-premises, provided such limitations are not attributable to any administrative measures initiated by the Lessor and access to the subject-premises is generally warranted; for the hindrance of the fitness for use of the subject-premises due to measures on adjacent properties, such as construction measures; the Lessor shall, however, support the Lessee as reasonable and permitted by law in averting such hindrances at the Lessee's costs; for defects in the subject-premises present at the outset, unless such defects have been expressly noted upon the delivery of the subject-premises.

4) The rent may only be reduced if the fitness for use of the subject-premises has been substantially hindered and the Lessor has been granted a reasonable period to remedy such and the reduction claim is acknowledged or the ground therefore or amount thereof is recognized by non-appealable judgment.


ss. 10   LIABILITY OF LESSEE

1) The Lessee shall be liable for all damage which is caused negligently through any breach of the duties to exercise due care incumbent on the Lessee.

2) The Lessee shall also be liable to compensate damage which any third party commissioned by it to perform work negligently causes in the execution thereof. The Lessee shall furthermore be liable for damage which is negligently caused through its employees or sublessees.

         Furthermore, the Lessee shall be liable for damage which is caused negligently by visitors, suppliers, manual laborers or other persons, provided such persons come into relation with the subject-premises at the Lessee's instigation.

3) The Lessee shall bear the burden of proving that the damage has not been caused by it or that it is not responsible for such damage, provided the damage has been caused from within the subject-premises.


ss. 11   INSURANCE

1) The Lessee must conclude the following insurance policies, maintain such for the duration of the lease relation, and furnish proof of such upon the Lessors request:

         a)    a reasonable amount of liability/business liability insurance;
         b)    insurance regarding building contents;
         c)    business interruption insurance;
         d)    other insurance policies common to the Lessee's operations.

2) In the event the Lessee does not conclude the insurance policies in accordance with Literi b to d above, the Lessor shall not be liable for damage which would have been covered by such insurance.

3) The Lessor shall conclude or has concluded the following insurance policies which shall be allocated to the ancillary cost settlement:

         a) building insurance against fire, water, storm damage, broken grass;
         b)    building and property owner liability insurance.


ss. 12   STRUCTURAL ALTERATIONS BEFORE AND DURING TERM OF LEASE

1) In the event the Lessee desires, prior to the delivery of the subject-premises, alterations in relation to the planning and furnishing thereof which do not prejudice the building as a whole or the space used jointly by the Lessee together with the other lessees, the Lessee must notify the Lessor in due time of such desired alterations. The Lessor shall then submit the Lessee a cost estimate. In the event the Lessee issues a separate commission based on such cost estimate, the Lessee hereby agrees to pay the costs incurred. Prior to conducting the structural alterations, the Lessor may request securities in the form of bank guaranties or advance payments. In the event the delivery of the subject-premises is delayed based on the execution of such construction measures, the Lessee must pay the agreed-upon rent for the period of the delay.

2) The Lessee shall be entitled at its cost to remodel the interior of the subject-premises or to conduct structural alterations, provided the overall building or the spaces not used exclusively by the Lessee are not prejudiced thereby. The Lessee must notify the Lessor of the construction measures in writing two weeks prior to the commencement thereof at the latest, presenting plans/descriptions of the measures.

         In the event structural measures of the Lessee are suited to prejudice other lessees, the Lessee must desist from the measures or release the Lessor from all claims of other lessees (including rent reductions) and render security for such, if necessary.

3) Any structural modifications which require official permits shall require the Lessor's approval. The approval may only be denied for good cause; among other things, "good cause" shall include any limitation on subsequent use or leasing of the subject-premises by the Lessor.

4) The Lessee shall be responsible for requesting official permits for structural alterations and for the costs thereof. The Lessee shall bear all dangers and risks associated with the initiation of structural measures.

5) In the event construction measures become necessary after delivery of the subject-premises based on new official provisions or conditions relating to the operation of the subject-premises for the agreed-upon purpose, such measures are to be conducted by the Lessee at its own cost. This shall also apply to any construction measures which are necessary based on any modification or extension of the use by the Lessee.

6) The Lessee shall be obligated to immediately notify the Lessor in writing of installations and alterations in or to the subject-premises which increase the value thereof, provided such affect a modification of the risk estimate in the terms of the fire and liability insurance conditions. The Lessee shall bear any surcharges to insurance premiums incurred in this regard.

7) The Lessor may undertake improvements, repairs and structural alterations which are necessary to preserve the subject-premises and the overall building and to avert imminent danger or to remedy damage (preservation measures), even without the Lessee's approval; however, the Lessor must thereby take the legitimate interests of the Lessee into account, particularly in relation to the date of execution, and notify the Lessee of such measures in advance.

8) The Lessor may only undertake measures to improve the subject-premises and the overall building (modernization measures) or energy saving measures (ss. 541 b of the Civil Code), provided the Lessor announces such to the Lessee at least one month in advance, insofar as such measures are to be conducted in the Lessee's leased area. With regard to measures outside the leased area, a notice period of one week shall be sufficient, even if the subject-premises could be affected. A right to terminate this Agreement in accordance with ss. 541 b of the Civil Code shall only exist in the event the Lessee's interests are unreasonably hindered by the toleration duty. After the execution of modernization or energy savings measures, the Lessor shall be entitled to charge a rent surcharge in the amount of 11% per year based on the respective investment costs.

9) The Lessee must tolerate expansion/remodeling measures which are conducted in order to further lease other leasable units and which cause hindrances. Damage compensation claims shall be excluded in this regard, unless the Lessor acts intentionally or with gross negligence in relation to damage to the Lessee. One week before the measures at the latest, the Lessor shall inform the Lessee of the type, scope and foreseeable duration of the planned measures in a general fashion. The toleration duty shall exist irrespective of any absence of information.

10) The Lessee may only reduce the rent or exercise a retention right due to the above-mentioned measures if such measures rule out or substantially prejudice the use of the subject-premises for the agreed-upon purpose in whole or in part.


ss. 13   ADVERTISING INSTALLATIONS

1) The Lessee shall be provided free of charge outside space on the building--which is still to be determined--exclusively for its own advertising purposes (illuminated advertising, signs and other devices for advertising material). The advertising installations must be adapted to the image of the subject-premises and the overall building. In the event the Lessor specifies installations in order to preserve a uniform image for the building, the Lessee must use exclusively the installations specified. The Lessee shall be responsible for requesting official permits to mount advertising installations; the Lessee must bear the cost thereof.

2) The Lessor shall likewise be entitled to install advertising on the subject-premises, even for third parties (product advertising, etc.).

3) Upon the cessation of the term of lease, the Lessee must remove the advertising installations mounted by it at its own cost upon the Lessor's request and restore the subject-premises again to their original conditions.


ss. 14   ACCESS TO THE SUBJECT-PREMISES BY THE LESSOR

1) The Lessor and the persons commissioned thereby may access the subject-premises with interested parties, experts or witnesses during normal business hours but only after prior notice in order to exercise the legal lien under the conditions of ss. 561 of the Civil Code, to review the structural condition of the subject-premises and the operability and safety of technical systems in the subject-premises, to further lease or sell the subject-premises, and in other similar cases.

2) In events of imminent danger, the Lessor may access the subject-premises even without notice and in the absence of the Lessee.


ss. 15   CESSATION OF TERM OF LEASE

1) The provisions of ss. 568 of the Civil Code (tacit extension of the lease relation) shall not apply in the event of any cessation of the lease relation.

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2)       Any payments of the Lessee after termination or cessation of the lease relation for other reasons shall be accepted as indemnity for use, even if such are designated with the payment or correspondence as a rent payment.

3) Upon the cessation of the term of lease, the Lessee must return the subject-premises to the Lessor in conditions which conform to this Agreement with due regard to wear and tear which conforms to this Agreement. The conditions shall "conform to this Agreement" particularly when all space has been cleaned and vacated, all interior decorative repairs executed, damage to the subject-premises beyond wear and tear through normal usage remedied, all keys and code cards have been returned to the Lessor, any restoration obligations have been performed and the Lessee has returned any accessories and other facilities provided for use in operable and clean conditions.

         When the Lessee moves out, a joint record of the return is to be completed which lists any existing or non-remedied defects, interior decorative repairs, etc. The Lessee shall cooperate personally as the record is created or be represented thereby by an agent authorized in writing. Without such collaboration of the Lessee, the Lessor shall not be obligated to take the subject-premises back.

4) In the event the work in the subject-premises to be conducted by the Lessee in accordance with Paragraph 3 above is not conducted prior to the cessation of the lease relation, an indemnity for use corresponding to the rent plus ancillary costs is to be further paid until the end of the month in which such work is completed. Any further claims of the Lessor shall not be prejudiced hereby. The Lessor shall be entitled in particular to demand damage compensation for interior decorative repairs not executed by the Lessee after establishing a period for this and threatening refusal. The Lessee shall retain the right to prove that lesser damage has been incurred.

5) In the event objects are left in the subject-premises by the Lessee after the cessation of the lease relation, the Lessor shall be entitled to remove such objects after a written warning establishing a period for this; the Lessor shall not have any duty to store such objects. Any claims of the Lessor due to the delayed return of the subject-premises shall not be prejudiced hereby.

6) Any structural alterations to the subject-premises pursuant to ss. 12 hereof which are conducted by the Lessee are to be restored upon the cessation of the lease relation, unless the Lessor has waived the reconstruction obligation. In the event any structural alterations are left, the Lessee shall not be entitled to any damage compensation claim. Instead of the restoration of the structural alterations by the Lessee, the Lessor shall be entitled to demand compensation of the costs for executing the required work. In the event no agreement is reached regarding the amount of the costs, the amount to be compensated is to be determined in a binding fashion by an expert to be appointed by the local chamber of industry and commerce. The Parties shall bear the costs of the expert in the ratio in which the amount last specified by them varies from the amount determined by the expert.

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7)       The Lessor, however, shall have the right to request the Lessee to leave the structural alterations. In such event, the Lessee shall receive an indemnity in the amount of the market value of the remaining structural installation after the disassembly less the costs calculated for the disassembly.

8) The Lessor shall be entitled three months prior to the cessation of the term of lease at the latest to put up "for lease" signs on the outside windows of the subject-premises.


ss. 16   LEGAL SUCCESSION

1) The Lessee must immediately notify the Lessor in the event of any modification of the legal form or of any other basic modification in the commercial register or in the event the Lessee sells its business operations in whole or in any essential part to third parties or in the event of any change of shareholders. In the event such change alters the bases of liability and credit to the Lessor's disadvantage, the Lessor may request security from the Lessee, such as the provision of bank guaranties.

2) In the event obligations from this Agreement are not transferred to the respective legal successor by operation of law, each Party hereby agrees to also impose the obligations on its respective legal successors.

3) The Lessor shall be entitled to transfer all rights and duties from this Agreement to any third party. If relevant, the Lessee may only deny any required approval declarations with good cause.


ss. 17   PROTECTION FROM COMPETITION

         The Lessee shall not be granted any protection from competition.


ss. 18   SECURITY DEPOSIT

1) To secure all claims of the Lessor against the Lessee from this Agreement, the Lessee hereby agrees to pay the Lessor within 14 days prior to the commencement of the lease at the latest a security deposit in the amount of three gross monthly rent installments including the monthly advance payment for ancillary costs estimated by the Lessor. In the event of any increase of the rent pursuant to ss. 3 hereof, the Lessee shall be obligated to pay the difference resulting therefrom.

2) The Lessor may satisfy itself from the security deposit due to the claims owed to it. The Lessee shall be obligated in such event to immediately increase the security deposit again to the original amount. The Lessee may not set off the repayment claim related to the security deposit against any due claims of the Lessor prior to the due date of the repayment claim pursuant to Paragraph 4 below.

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3)       After return of the subject-premises, the Lessor must settle the security deposit and pay out the residual security amount to the Lessee. The Lessee's repayment claim shall be due upon the Lessor's receipt of the settlement statement or six months after the return of the subject-premises at the latest. With regard to the ancillary costs to be settled in accordance with ss. 4 of this Agreement, a portion of the security deposit in the amount of one month's rent may be retained until the presentation of a settlement statement or, at maximum, until the due date of the ancillary cost settlement or the subsequent payment amount arising therefrom.

5) [sic] In place of the security deposit, the Lessee shall be entitled to transfer the Lessor a guaranty of a major German bank or public-law credit institution pursuant to Annex 4 hereto which is due upon first demand and secures all claims of the Lessor from this Agreement and any damage compensation claims of the Lessor against the Lessee from all further liability-establishing elements.


ss. 19   LESSOR'S LIEN

1) The Lessee hereby agrees to inform the Lessor of any attachment of things brought onto the subject-premises.

2) In the event of the exercise of the Lessor's lien, the Lessor shall be entitled under the conditions of ss. 1221 of the Civil Code to conduct the realization by way of private sale after threatening to do so and establishing a period pursuant to ss. 1220 of the Civil Code.


ss. 20   SALE OF SUBJECT-PREMISES

1) In the event of any sale of the subject-premises, the Lessor shall cause the buyer to fulfill the obligations from this Agreement. The Lessor shall not be liable to the Lessee as a surety for the fulfillment of this Lease Agreement by the buyer; ss. 571(2) of the Civil Code shall not be applicable hereto.

2) In the event of any sale of the subject-premises, the Lessor shall be entitled to request the Lessee for a declaration of general representativeness, enclosing a list of the documents related to this Lease Agreement. The Lessee shall be obligated to communicate in writing within 14 days whether the Lessor's list is complete. In the event the Lessee issues such a declaration of general representativeness and the Lessee does not notify any incompleteness or inaccuracies within 14 days, the Lessee may not subsequently invoke any agreements which were not specified in the Lessor's list, provided reference is made to this legal consequence in the request.


ss. 21   FINAL PROVISIONS

1)       No verbal collateral agreements hereto have been reached.

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2)       In the event any provisions of this Agreement are or become invalid or impracticable, the remaining provisions shall not be affected thereby. This shall also apply to any material or fundamental provisions of this Agreement. In place of the invalid provision, the Parties shall be obligated to reach a provision which most closely approximates the legally desired result and the financial sought outcome.

3) In the event several persons are party to this Agreement for the part of the Lessee, such persons hereby irrevocably empower each other to receive or issue all declarations effecting the lease relation, particularly to issue or receive notice of termination.

4) The Parties are aware of the special legal requirement for the written form in ss. 566, Sentence 1 and ss. 126 of the Civil Code. The Parties hereby mutually agree upon the request of either Party at any time to undertake all acts and to issue any statements which are necessary in order to satisfy the legal requirement for the written form and not to terminate this Agreement early invoking the non-observance of the written form required by law. This shall not only apply to the conclusion of the original/main agreement but also to any riders or modification or supplementary agreements.

5) The Lessee is aware that data will be stored within the framework of the administration of the subject-premises. The Lessor hereby represents that only such data will be stored which is necessary for the due processing of the lease relation and that the data will be stored in conformance with the provisions of data protection law.

6) The Lessee shall be obligated to notify the Lessor at the commencement of the lease relation of an address for correspondence to which all statements related to the lease relation are to be sent. Any modifications of this address are to be immediately notified to the Lessor. This obligation shall continue to exist for a period of 6 months after the return of the subject-premises to the Lessor.

7) The provisions of the building rules attached as Annex 3 hereto shall apply in a supplementary fashion to this Agreement.

8)       The following annexes are attached to this Agreement:

         -   Annex 1:   Plans
         -   Annex 2:   Annex 3 to ss. 72(1) of the Second Regulation on the
                        Calculation of Costs
         -   Annex 3:   Building Rules
         -   Annex 4:   Sample Guaranty


Heidelberg, 28 February 2000                            Berlin, 29 February 2000

[SIGNATURE]                                             [SIGNATURE]
Lessor                                                  Lessee

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